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                                                                       EXHIBIT 3

                          CERTIFICATE OF AMENDMENT OF

                          CERTIFICATE OF INCORPORATION


              West Marine, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

              FIRST: That the Board of Directors of West Marine, Inc. adopted by unanimous written consent resolutions setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

              RESOLVED, that Article FIFTH, Section 1 of the Certificate of Incorporation of this Corporation be amended to read as follows:

              FIFTH:  Section 1.  Classes and Number of Shares.
                                  ----------------------------

              The total number of shares of all classes of stock which this corporation shall have authority to issue is 51,000,000 shares which will consist of Preferred Stock and Common Stock. The classes and the aggregate number of shares of stock of each class which this corporation shall have authority to issue are as follows:

         (i) 50,000,000 shares of Common Stock, $0.001 par value per share (hereinafter the "Common Stock");

         (ii) 1,000,000 shares of Preferred Stock, $0.001 par value per share, with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time (hereinafter the "Preferred Stock").
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              SECOND: That thereafter, pursuant to resolution of its Board of
Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

              THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

              IN WITNESS WHEREOF, said West Marine, Inc. has caused this certificate to be signed by Crawford L. Cole, its President, and attested by John C. Zott, its Secretary, this 8th day of May, 1996.

                              WEST MARINE, INC.


                              By /s/ Crawford L. Cole
                                 ---------------------------
                                 Crawford L. Cole, President


ATTEST:


By /s/ John C. Zott
   -----------------------
   John C. Zott, Secretary